EXHIBIT 99.1


                          DIGITALFX INTERNATIONAL, INC.

                      SECOND QUARTER 2006 FINANCIAL RESULTS
                                 CONFERENCE CALL

                             MONDAY, AUGUST 14, 2006
                     4:30 P.M. EASTERN DAYLIGHT SAVINGS TIME

PARTICIPANTS:

Craig Ellins,                 Moderator, who will deliver the Welcome,
Chief Executive Officer       Overview, Conclusion and moderate the Q&A

Lorne Walker,                 Will report financial results
Chief Financial Officer

OPERATOR:                     Introduce the Moderator, read the Safe Harbor
                              Statement and review any technical logistics for submitting questions during the Q&A

OPERATOR:         Introduce participants, read Safe Harbor Statement

                  Except for historical information contained herein, statements made during this conference call are forward-looking statements. These forward-looking statements include expectations related to factors impacting anticipated revenue, growth margins, expenses, earnings, inventory, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. A more complete listing of these risk factors can be found in the Company's most recent report on Form 10-QSB. In addition, if during this call we use any non-GAAP financial measure as defined by the SEC in Regulation G, we will file the required reconciliation to the most directly comparable GAAP measure on a Current Report on Form 8-K.

C. ELLINS:        WELCOME

                  Good afternoon and welcome to DigitalFX's first earnings conference call since becoming a public company through a reverse merger in June 2006. My name is Craig Ellins and I am Chief Executive Officer of DigitalFX International. The purpose of this conference call is to augment the information provided in the


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                  Company's earnings news release issued today. After completing the financial report, we will open the call to a few questions from the audience.

C. ELLINS:        OVERVIEW

                  DigitalFX, is a social networking and digital communications company. The Company develops and markets proprietary web-based social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX bundles its proprietary applications with other open source applications and sells them as an integrated suite through an Internet-based subscription model. The Company's Web 2.0 communication tools enable users to create, transcode, send, manage and store all forms of digital media content (i.e., photos, videos, music, documents). These innovative social networking applications are scalable, customizable and highly extendible.

                  Currently, the primary source of subscribers for these applications is the Company's social networking website, WWW.HELLOWORLD.COM. DigitalFX intends to aggressively expand its subscription base by offering its suite of communications tools to affinity groups, enterprises and other social networks, using its unique multi-tiered marketing program. By providing subscribers with its rich and expanding suite of collaborative applications, DigitalFX is facilitating the rapidly accelerating trends in streaming media, social networking, podcasting and self-generated content. With its dynamic marketing strategy and the remarkable ease of use of its products, the Company intends to simplify the digital lives of millions of subscribers.

                  For additional company information, please visit the DigitalFX Website at WWW.DIGITALFX.COM. The Website includes an SEC-compliant investor page with current company news and events.

C. ELLINS:        INTRODUCTION OF CHIEF FINANCIAL OFFICER

                  At this time, I would like to introduce Ms. Lorne Walker, Chief Financial Officer of DigitalFX. I will turn the call over to Loren and she will report the financial results.

L. WALKER:        REVENUE

                  Thank you, Craig. Revenue for the quarter ended June 30, 2006 was approximately $5.9 million, as compared to approximately $787,000 for the quarter ended June 30, 2005, a 645% increase. Revenue for the six months ended June 30, 2006 was approximately $9.1 million, as compared to approximately $1.4 million for the six months ended June 30, 2005, a 573% increase.

L. WALKER:        GROSS PROFIT

                  Gross  profit  for  the  quarter   ended  June  30,  2006  was
                  approximately $4.7 million, as compared to approximately $537,000 for the quarter ended June 30, 2005, a 771% increase. Gross profit margins for the quarter ended June 30, 2006 were 80%, as compared to 68% for the quarter ended June 30, 2005, a 12% increase.


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                  Gross  profit  for the six  months  ended  June  30,  2006 was approximately  $7.2  million,  as  compared  to  approximately
                  $986,000 for the six months ended June 30, 2005, a 635% increase. Gross profit margins for the six months ended June 30, 2006 were 79%, as compared to 73% for the six months ended June 30, 2005, a 6% increase.

L. WALKER:        NET INCOME (LOSS)

                  DigitalFX reported a net loss for the quarter ended June 30, 2006 of approximately $46,000, as compared to a net loss of approximately $380,000 for the quarter ended June 30, 2005, an 88% improvement. The second quarter 2006 loss included $635,000 in one-time charges related to an exchange transaction; these consisted of investment banking, auditing and legal fees. Excluding these one-time charges, net income for the quarter ended June 30, 2006 would have been approximately $589,000 on an as adjusted basis.

                  Based on approximately 22.1 million shares outstanding, DigitalFX achieved break-even results for the quarter ended June 30, 2006, compared to a loss of $(0.02) per share for the quarter ended June 30, 2005. Excluding the one-time charges related to the exchange transaction, the Company would have earned a profit of $0.03 per share on an as adjusted basis.

                  The company reported a net loss for the six months ended June 30, 2006 of approximately $5,000, as compared to a net loss of approximately $771,000 for the six months ended June 30, 2005, a 99% improvement. The net loss for the six months ended June 30, 2006 included $635,000 in one-time charges related to an exchange transaction; these consisted of investment banking, auditing and legal fees. Excluding these one time charges, net income for the six months ended June 30, 2006 would have been approximately $630,000 on an as adjusted basis. Based on approximately 22.1 million shares outstanding, DigitalFX achieved break-even results for the six months ended June 30, 2006, compared to a loss of $(0.04) per share for the six months ended June 30, 2005. Excluding the one-time charges related to the exchange transaction, the Company would have earned a profit of $0.03 per share on an as adjusted basis.

                  Now I will turn the call back over to Craig.

C. ELLINS:        QUESTION AND ANSWER

                  Thank you, Lorne. Now we would like to move to the Q&A segment
                  of  the   conference   call.   Operator,   please  review  the
                  instructions for our audience.

OPERATOR:         Operator reviews the procedures.

                  Operator  introduces  participants  with  questions.   Company
                  thereafter respond to such questions.


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C. ELLINS:        CONCLUSION

                  I would like to thank everyone for participating in our conference call today. We welcome your questions and look forward to our next conference call in November. A replay of this call will be available two hours after the completion of this call through September 14, 2006. To access the replay, please dial:

                  U.S.  and  Canada: 1(800)642-1687
                  International: (706)645-9291
                  Conference ID: 4471330


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